IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS FOURTH QUARTER
AND FISCAL 2007 FINANCIAL RESULTS
     HIGHLIGHTS
•	Company sees important strategic successes in 2007 as setting stage for financial turnaround.

•	Company announces 107 signings in the fourth quarter, including the largest agreement in IMAX’s history for 100 joint revenue sharing theatres with AMC Theatres.

•	IMAX’s share of DMR box office up 81% year-over-year.

•	Thirty-five-theatre lease deal with RACIMEC International Group increases IMAX’s presence in South American and Central American markets and reflects appeal of digital product.

•	Planned launch of digital projection system late in the second quarter of fiscal 2008 remains on track, and continues to spur signings and help position the Company for growth.
TORONTO — March 14, 2008 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that it recorded a net loss per diluted share of ($0.25) for the fourth quarter of fiscal 2007, compared to a restated net loss of ($0.23) per diluted share for the fourth quarter of fiscal 2006. During the fourth quarter of fiscal 2007, the Company recorded a write-down of film-related inventories, reflected in cost of goods, totaling $4.0 million because of the obsolescence of film based equipment associated with the Company’s transition to digital projection from film projection systems. In addition, the Company recorded a $2.5 million gain from discontinued operations related to the sale of a theatre in Providence, Rhode Island. Excluding the impact of the write-down on film related inventory and the gain from the sale of the Providence Theatre, the Company would have reported a net loss per diluted share of ($0.21) for the fourth quarter of fiscal 2007. At the end of the fourth quarter, the Company’s cash and short term investments position was $16.9 million, down only slightly when compared to the cash position at the end of the third quarter of fiscal 2007.
IMAX Co-Chief Executive Officers Richard L. Gelfond and Bradley J. Wechsler stated, “2007 was a year of extraordinary progress from a strategic standpoint. While we are extremely pleased with our accomplishments with respect to our signings, digital, film and joint revenue sharing initiatives, these accomplishments have yet to manifest in our reported financial results. Over the course of the past fiscal year, installations slowed as exhibitors elected to wait for our digital product, and we had higher R&D costs related to this initiative and wrote-down obsolete inventory. We are looking forward to emerging from this transitional period and believe our rollout of digital systems in the back half of 2008 will lay the foundation for financial improvement later this fiscal year.”
Messrs. Gelfond and Wechsler continued, “We are very pleased to have concluded fiscal 2007 well on our way to launching our new digital projection system and with a new business model that we believe supports our future growth. With the imminent launch of our digital product, the IMAX story has moved from one of development to one of execution and implementation. We are optimistic that as our digital initiative continues to drive signings and results begin to flow through our new business model, we are well positioned for improved financial and operational performance.”
The Company signed agreements for 107 IMAX® theatre systems in the fourth quarter of fiscal 2007, compared to nine in the fourth quarter of 2006. To date, IMAX has signed joint revenue sharing agreements with prominent exhibitors for 115 theatres.
“Exhibitors continue to respond positively to our digital projection prototype, and the level of interest in IMAX’s digital system is spurring signings like never before. On the heels of our 100-theatre AMC deal, we signed a 35-theatre lease deal with RACIMEC after year-end and are currently in active discussions with a number of exhibitors for well over 50 joint revenue sharing arrangements. We believe this reflects a new level of momentum for the Company, with significant interest being generated with a scope that is unprecedented for the Company. We are very happy with the performance of the joint revenue sharing theaters we have opened to date, and believe interest in JVs will not only enhance the growth of the network, but will also result in strong recurring revenues for IMAX,” said Messrs. Gelfond and Wechsler.
On the film side, the Company reported that the fourth quarter was positively impacted by Beowulf: An IMAX 3D Experience, which opened November 16 and grossed to date approximately $24.4 million on 135 IMAX screens. I Am Legend: The IMAX Experience was released on December 14 and also performed well, grossing approximately $16.5 million to date.
“We were happy to close out the year with such a solid film performance,” stated Messrs. Gelfond and Wechsler. “In 2007 we generated $145 million in box office for Hollywood releases, which is 56% higher than the $93 million that the IMAX theater network grossed during 2006. On a ‘same-store’ basis, which tracks only those theaters showing IMAX DMR® films open a year ago and therefore strips out the growth of the network, our gross box office increased 48%. We are particularly pleased to note that IMAX’s share of the DMR box office increased 81% year over year.”
On April 4, the Company will release the IMAX DMR version of Shine A Light, the Rolling Stones concert film directed by Academy Award®-winning filmmaker Martin Scorsese. Then, as announced last week, on May 9 the Company will partner with Warner Bros. Pictures to release Speed Racer: The IMAX Experience. This action-packed adventure from The Wachowski Brothers, the creators of ‘The Matrix’ trilogy, is based on the hit animated series created by Tatsuo Yoshida and is expected to perform well heading into the summer movie season. This will be followed on June 8 by the release of the first film in the recently announced four-film deal with DreamWorks Animation, Kung Fu Panda: The IMAX Experience. The next installment in the Batman series, The Dark Knight: An IMAX Experience, will follow in July and again stars Christian Bale as Batman and Bruce Wayne. Finally, Harry Potter and the Half Blood Prince: An IMAX 3D Experience is scheduled for November.
Messrs. Gelfond and Wechsler commented, “A compelling film slate helped drive our key business initiatives in fiscal 2007, and we are optimistic that this year will demonstrate similar strength on the film side. We are actively negotiating for one remaining slot for 2008, and believe the year features a host of films that are perfectly suited to the immersive IMAX Experience®. We have already announced three films for 2009 and 2010 as part of our four-picture deal with DreamWorks Animation, and have several great prospects to fill out future film slates,” concluded Messrs. Gelfond and Wechsler.
For the three months ended December 31, 2007, the Company’s total revenues were $32.3 million, as compared to $36.5 million reported for the prior year period. Systems revenue was $17.1 million versus $20.7 million in the prior year period. The Company recognized revenue on five theatre systems which qualified as either sales or sales-type leases in the fourth quarter of 2007, compared to nine in 2006, and installed two systems under a joint revenue sharing arrangement.
For the fourth quarter of 2007, film revenues were $10.0 million, as compared to $10.9 million in the fourth quarter of 2006. The Company’s share of IMAX DMR gross box office increased to $5.2 million in 2007 from $5.1 million in 2006. This is included in Production and IMAX DMR revenues of $5.2 million compared to $6.0 million in 2006. Film distribution revenue was $2.4 million for the quarter, as compared to $3.5 million in the fourth quarter of 2006. Theatre operations revenue was $4.1 million in the fourth quarter of 2007 compared to $4.0 million in the fourth quarter of 2006.
Selling, general and administrative expenses were $13.0 million in the fourth quarter, up from $12.6 million a year ago. Research and development costs increased to $1.6 million as compared to $1.2 million in 2006, largely related to investments in digital technology. Legal and professional fees decreased to $3.7 million compared to $5.2 million in the fourth quarter of the prior year.
For the year ended December 31, 2007, the Company’s total revenues were $115.8 million, as compared to $127.7 million reported for the prior year. Systems revenue was $59.1 million versus $72.2 million in the prior year, a decrease due principally to a slowdown in installations as exhibitors waited to see the Company’s digital product. The Company recognized revenue on 19 theatre systems which qualified as either sales or sales-type leases in fiscal 2007, versus 30 in 2006.
For fiscal 2007, film revenues were $36.6 million, as compared to $36.3 million in fiscal 2006. The Company’s share of IMAX DMR gross box office increased 81% to $19.9 million in 2007 from $11.0 million in 2006. This is included in Production and IMAX DMR revenues of $19.9 million, compared to $14.6 million in 2006, an increase of 36.4%. Theatre operations revenue increased to $16.6 million in 2007 from $15.2 million in 2006. Other revenue was $3.6 million in fiscal 2007, compared to $4.0 million in fiscal 2006.
Selling, general and administrative expenses were $44.7 million in fiscal 2007, up from $42.5 million a year ago. Research and development costs increased to $5.8 million as compared to $3.6 million in 2006, largely related to investments in digital technology. Legal and professional fees increased to $13.7 million compared to $12.4 million in the prior year.
The Company will host a conference call on Friday, March 14, 2008 at 8:30 AM ET. To access the call, interested parties should call (866) 321-6651 approximately 10 minutes before it begins. International callers should dial (416) 642-5212. A recording of the call will be available by dialing (647) 436-0148. The code for both the live call and the replay is 2141913. IMAX will also host a webcast of the conference call with an accompanying PowerPoint presentation. These can both be accessed on www.imax.com by clicking on ‘Company Info’ and then ‘Investor Relations.’

     About IMAX Corporation
IMAX Corporation is one of the world’s leading digital entertainment and technology companies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX® theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience. IMAX’s renowned projectors and new digital systems display crystal-clear images on the world’s biggest screens. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of December 31, 2007, there were 299 IMAX theatres operating in 39 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX® MPX®, and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include ongoing discussions with the SEC and OSC relating to their ongoing inquiries and the Company’s accounting, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, risks arising from potential material weaknesses in internal control over financial reporting and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006 and in the subsequent reports filed by the Company with the Securities and Exchange Commission including the Company’s 10-K for the year ended December 31, 2007, scheduled to be filed on March 14, 2008.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	Integrated Corporate Relations
Sarah Gormley	Amanda Mullin
212-821-0155	203-682-8243
sgormley@imax.com

Entertainment Media:	Business Media:
Newman & Company, Los Angeles	Sloane & Company, New York
Al Newman	Whit Clay
310-278-1560	212-446-1864
asn@newman-co.com	wclay@sloanepr.com

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues
Equipment and product sales	$10,773	$14,441	$32,500	$49,322
Services	18,171	18,932	69,149	67,222
Rentals	2,147	1,543	7,107	5,622
Finance income	1,074	1,251	4,649	5,242
Other	138	300	2,427	300

	32,303	36,467	115,832	127,708

Cost of goods sold, services and rentals
Equipment and product sales	8,433	7,137	21,546	26,008
Services	15,331	12,235	50,090	47,183
Rentals	1,083	446	2,987	1,859
Other	—	—	50	—

	24,847	19,818	74,673	75,050

Gross margin	7,456	16,649	41,159	52,658

Selling, general and administrative expenses	12,983	12,617	44,705	42,527
Research and development	1,609	1,158	5,789	3,615
Amortization of intangibles	141	146	547	602
Receivable provisions net of (recoveries)	1,101	816	1,795	1,066
Asset impairments	562	1,029	562	1,029

(Loss) earnings from operations	(8,940)	883	(12,239)	3,819

Interest income	215	276	862	1,036
Interest expense	(4,128)	(4,179)	(17,093)	(16,759)

Loss from continuing operations before income taxes	(12,853)	(3,020)	(28,470)	(11,904)
Recovery (provision) for income taxes	338	(6,128)	(472)	(6,218)

Loss from continuing operations	(12,515)	(9,148)	(28,942)	(18,122)
Net earnings (loss) from discontinued operations	2,370	(61)	2,002	1,273

Net loss	$(10,145)	$(9,209)	$(26,940)	$(16,849)

Loss per share
Loss per share — basic & diluted:
Net loss from continuing operations	$(0.31)	$(0.23)	$(0.72)	$(0.45)
Net earnings from discontinued operations	$0.06	$—	$0.05	$0.03

Net loss	$(0.25)	$(0.23)	$(0.67)	$(0.42)

Weighted average number of shares outstanding (000’s):
Basic	40,352	40,285	40,309	40,270

Diluted	40,352	42,285	40,309	40,270

Additional disclosure:

Depreciation and amortization (1)	$4,944	$4,005	$17,738	$16,872

(1)	Includes $0.4 million and $1.3 million in amortization of deferred financing costs charged to interest expense for the three and twelve months ended December 31, 2007 (2006 — $0.3 million, $1.1 million)

IMAX CORPORATION
CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	December 31,	December 31,
	2007	2006

Assets
Cash and cash equivalents	$16,901	$25,123
Short-term investments	—	2,115
Accounts receivable, net of allowance for doubtful accounts of $3,045 (2006 - $3,253)	25,505	26,017
Financing receivables	59,092	65,878
Inventories	22,050	26,913
Prepaid expenses	2,187	3,432
Film assets	2,042	1,235
Property, plant and equipment	23,708	24,639
Other assets	15,093	10,365
Goodwill	39,027	39,027
Other intangible assets	2,377	2,547

Total assets	$207,982	$227,291

Liabilities
Accounts payable	$12,300	$11,426
Accrued liabilities	61,967	58,294
Deferred revenue	59,085	55,803
Senior Notes due 2010	160,000	160,000

Total liabilities	293,352	285,523

Shareholders’ deficiency
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 40,423,074 (2006 — 40,285,574)	122,455	122,024
Other equity	4,088	2,937
Deficit	(213,407)	(184,375)
Accumulated other comprehensive income	1,494	1,182

Total shareholders’ deficiency	(85,370)	(58,232)

Total liabilities and shareholders’ deficiency	$207,982	$227,291